Cooperation Agreement

This cooperation agreement ("**Agreement**") is entered into by and between

1. **Marbis GmbH**, a limited liability company under the Laws of Germany, with seat in Karlsruhe, registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Karlsruhe under HRB 713868, with registered address at Griesbachstraße 10, 76185 Karlsruhe

– "**Marbis**" –

2. **Snail Games USA Inc.**, an incorporation under the Laws of California, United States of America, with its principal place of business at 12049 Jefferson Blvd., Culver City, CA 90230, USA

– "**SGUSA**" –

– Marbis and SGUSA collectively "**Parties**",
each a "**Party**" –

TABLE OF CONTENT

LIST OF DEFINED TERMS

PREAMBLE

(A) Marbis is a leading provider in the area of game servers and application hosting doing business as "Nitrado".

(B) SDE Inc., a corporation under the Laws of California, United States of America, with its principal place of business at 200 E. Sandpointe Ave, Suite 600, Santa Ana, CA 92707, USA ("**SDE**"), is the parent company of Wildcard Properties, LLC, a Florida limited liability company doing business as "Studio Wildcard", with its principal place of business at 200 E. Sandpointe Ave, Suite 600, Santa Ana, CA 92707, USA ("**Wildcard**"), a game developer.

(C) In 2016, SDE and Wildcard launched and officially released the game titled "*Ark: Survival Evolved*" (together with any and all released and unreleased, existing and future, versions, updates, downloadable contents, expansions, and other modifications, additions and/or variations thereof, "**Ark SE**"). In addition, SDE and Wildcard intend to launch and officially release a remake of Ark SE under the title "*Ark: Survival Ascended*" (together with any and all released and unreleased, existing and future, versions, updates, downloadable contents, expansions, and other modifications, additions and/or variations thereof, "**Ark SA**"). In December 2020, SDE and Wildcard announced the development of a sequel to Ark SE and Ark SA under the working title "*Ark II*" (together with any and all released and unreleased, existing and future, versions, updates, downloadable contents, expansions, and other modifications, additions and/or variations thereof, "**Ark 2**", and Ark SA and Ark II, together with any and all future remakes, sequels, prequels, spin-offs, and other related contents, collectively "**Games**", each a "**Game**").

(D) Under the Ark 1 License Agreement, SDE has granted SGUSA an exclusive, sublicensable, worldwide license to use, operate, service (including server maintenance), distribute, offer, sell, charge fees for, market, reproduce, advertise, promote, publish or otherwise commercialize Ark SE and Ark SA (and any intellectual property rights therein), including the right to host Ark SE and make Ark SE available to end-customers online (collectively, "**Ark 1 Game License**").

(E) Under the Ark 2 License Agreement, SDE has granted SGUSA an exclusive, sublicensable, worldwide license to use, operate, service (including server maintenance), distribute, offer, sell, charge fees for, market, reproduce, advertise, promote, publish or otherwise commercialize Ark 2 (and any intellectual property rights therein), including the right to host the Games and make the Games available to end-customers online (collectively, "**Ark 2 Game License**).

(F) Marbis and SGUSA have entered into a certain business relationship under which Marbis leases "official servers" for the functional hosting of Ark SE to SGUSA. Under said business relationship, Marbis has invoiced SGUSA in the amount of USD 1,046,932 accrued in March 2023 through June 2023 ("**Deferred Receivables**"). SGUSA has not made payment of the relevant amounts to Marbis; the invoices currently remain outstanding.

(G) SGUSA requires short term financing to fulfill certain of its obligations pertaining to the Ark License Agreements and/ or publish Ark SA. Marbis intends to provide such short term financing in addition to deferring the Deferred Receivables.

(H) SGUSA intends to grant and (sub)license to Marbis the exclusive rights to (i)(A) provide official servers for hosting the Games in accordance with the terms and conditions of one or more server lease agreements to be agreed between SGUSA and Marbis, and (B) act as exclusive provider of private and community servers (other than Excepted Servers as defined in Section 6.1(c)(i)) under one or more private server agreements to be agreed between SGUSA and Marbis with respect to the Games, and, (ii) under certain circumstances set forth in this Agreement, (A) provide official servers for hosting Ark SE in accordance with the terms and conditions of one or

more server lease agreements to be agreed between SGUSA and Marbis, and (B) act as exclusive provider of private and community servers (other than Excepted Servers as defined in Section 6.1(c)(i)) under one or more private server agreements to be agreed between SGUSA and Marbis with respect to Ark SE (the server lease agreements referred to under lit. (i)(A) and lit. (ii)(A), collectively "**Game Hosting Agreements**"), and in each case in accordance with the exclusivity provision set forth herein, in the relevant Game Hosting Agreement and the relevant private server agreement.

(I) **Annex P(I)** contains the meanings of certain capitalized terms used throughout this Agreement as well as certain provisions regarding the interpretation of this Agreement and its terms.

(J) This Agreement, in particular the commercial terms reflected herein, is the result of negotiations between, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement is, and shall be deemed to be, the product of all Parties hereto, and, in particular, there shall be no presumption that an ambiguity should be construed in favor of or against any Party as a result of such Party's role in drafting this Agreement.

Now, THEREFORE, the Parties agree as follows:

1. FUNDING

1.1 Funding of SGUSA

Subject to the terms and conditions of this Agreement, Marbis hereby grants to SGUSA funding ("**Funding**") up to the principal amount ("**Principal Amount**") of

USD 4,046,932

(in words: US Dollars four million forty-six thousand nine hundred thirty-two).

1.2 Disbursement

(a) On account of the Principal Amount, and subject to the terms and conditions of this Agreement, Marbis hereby defers settlement of the Deferred Receivables until repayment thereof has occurred in accordance Section 2 or otherwise pursuant to this Agreement.

(b) On account of the Principal Amount, and subject to the terms and conditions of this Agreement, Marbis shall provide SGUSA with funds in cash in an aggregate amount of up to USD 3,000,000 (in words: US Dollars three million) ("**Funding Amount**") without discount and free of bank charges and costs (other than those levied by the receiving bank) to SGUSA within five (5) Business Days after receipt of a Draw Down Notice (as defined below); the dates on which the respective Tranches (as defined below) are disbursed to SGUSA, each a "**Disbursement Date**"), it being understood that such Tranches shall be paid directly by Marbis to SGUSA by way of abbreviated payment.

(c) Subject to Section 1.2(d) below, SGUSA shall be entitled to request the disbursement of the Funding Amount only in several (but not one) tranches of up to USD 500,000 (each a "**Tranche**") by issuing, in each case, a written draw down notice to Marbis setting forth the relevant amount of the Tranche to be paid to SGUSA (each a "**Draw Down Notice**"), provided that (i) no more than two (2) Draw Down Notices may be issued per calendar month, (ii) no Draw Down Notice may be issued prior to the lapse of two (2) weeks since issuing

the previous Draw Down Notice, (iii) no Draw Down Notice may be issued after 31 December 2023, (iv) the aggregate amount requested by issuing Draw Down Notices shall in no event exceed the Funding Amount, and (v) the aggregate sum of the amounts (A) requested under all issued Draw Down Notices plus (B) the Deferred Receivables, plus (C) any other amounts due and payable by SGUSA to Marbis under any agreement existing from time to time (including this Agreement but other than damages payable hereunder) shall in no event exceed the Principal Amount.

(d) SGUSA may at any time in its sole discretion issue an initial Draw Down Notice with respect to one (1) Tranche of up to USD 500,000. SGUSA's entitlement to issue subsequent Draw Down Notices with respect to further Tranches shall be (i) subject to, and conditional upon, SGUSA's full compliance with its information obligation under Section 3.1, (ii) subject to Marbis' termination right under Section 5.2(a), and (ii) subject to the conclusion of one or more Game Hosting Agreements relating to the Games.

(e) Payment of each Tranche shall be made to the following bank account of SGUSA:

<u>Bank</u>: [redacted]

<u>Bank Address</u>:

<u>Account Name</u>:

<u>Acc. Holder Address:</u>

<u>Account No.</u>:

<u>SWIFT</u>:

<u>Routing</u>:

<u>Tax ID</u>:

or to such bank account of SGUSA set forth in the relevant Draw Down Notice.

(f) Promptly after receipt of the relevant portion of the Funding Amount under a Draw Down Notice in SGUSA's bank account, SGUSA shall confirm receipt thereof to Marbis.

1.3 Interest

Notwithstanding the generality of Section 8.3, in consideration for the rights and obligations of the Parties stipulated under this Agreement, and the ongoing business relationship among the Parties, the Marbis and SGUSA agree that the Funding shall be granted on an interest-free basis and that the Principal Amount outstanding from time to time ("**Repayment Amount**") shall not bear interest.

1.4 Purpose of Funding

(a) SGUSA shall use the Principal Amount exclusively to fulfill its obligations under the Ark License Agreements ("**Purpose**").

(b) In particular, the Principal Amount shall not be used for any payments to (i) any direct or indirect shareholder, beneficial owner, manager, director, employee, officer, Affiliate, subsidiary or any other form of related party of SGUSA, (ii) any other borrower, debt, mezzanine, equity or other financing provider towards which SGUSA, or any of its Affiliates has/have, or will from time to time have, an obligation, duty, liability or other form of payment responsibility, or (iii) service providers of SGUSA, or any of its Affiliates, in each case of items (i) through (iii) other than in consideration for services in connection with the Purpose.

1.5 No Collateral

The claims of Marbis vis-à-vis SGUSA for repayment of the Repayment Amount under this Agreement shall remain unsecured, and Marbis shall not be entitled to request any security or security interest in connection with the claims for repayment of the Repayment Amount.

2. REPAYMENT

2.1 Repayment of Repayment Amount

Subject to (i) any Early Repayment, (ii) termination of this Agreement by Marbis under Section 5.2(a), the Repayment Amount shall be due and payable in full and without any discount, deduction or other charges to Marbis in monthly instalments as follows:

(a) If Ark SA is officially launched and released globally on the Personal Computer Platform no later than on 31 October 2023, SGUSA shall pay to Marbis an amount equal to twenty *per cent* (20%) of the monthly gross revenue received by SGUSA and/or any if its Affiliates solely pertaining to Ark SA up to the Repayment Amount until the Repayment Amount has been repaid in full;

(b) If Ark SA has not been officially launched and released globally on the Personal Computer Platform by 31 October 2023, SGUSA shall pay to Marbis an amount equal to twenty *per cent* (20%) of the monthly gross revenue received by SGUSA and/or any of its Affiliates solely pertaining to Ark SE and the Games up to the Repayment Amount until the Repayment Amount has been repaid in full.

(c) Subject to an Early Repayment, in which case Section 2.3(a) shall apply, any repayment of the Repayment Amount (or portions thereof) shall be due and payable by SGUSA to Marbis (i) no later than five (5) Business Days after receipt by Marbis of the respective Revenue Statement (as defined in Section 3.2(b)) for the relevant calendar month, but (ii) in any event no later than on the last Business Day of a calendar month for the preceding calendar month. The Parties acknowledge and agree that that the first instalment payable to Marbis under this Section 2.1 shall be (i) calculated based on the relevant gross revenue generated in November 2023, and (ii) due and payable on the relevant payment date in December 2023.

2.2 Marbis Account

Any amounts payable to Marbis under this Agreement shall be paid to the following bank account of Marbis:

<u>Account Owner</u>: [redacted]

<u>Bank</u>:

<u>IBAN</u>:

<u>SWIFT</u>:

or to such bank account notified to SGUSA no later than three (3) Business Days prior to the relevant payment due date.

2.3 Early Repayment

(a) SGUSA shall be entitled to settle the Repayment Amount (or portions thereof), at any time, without any prepayment fee, penalty or break costs ("**Early Repayment**") to the account set forth in, or notified in accordance with, Section 2.2.

(b) SGUSA shall notify Marbis of an Early Repayment, the contemplated payment date, and the amount thereof no later than two (2) Business Days prior to the contemplate payment date; Marbis shall promptly confirm receipt of the Early Repayment and its amount;

(c) Unless otherwise agreed in writing between SGUSA and Marbis, Marbis shall be under no obligation to make available to SGUSA any portion of the Principal Amount repaid to it under an Early Repayment.

2.4 Payment Credit

Unless otherwise agreed in writing between SGUSA and Marbis, all payments made by SGUSA to Marbis under this Agreement shall first be credited against (i) accrued default interest (if any), and (ii) only thereafter against the Principal Amount.

2.5 Tax Gross-Up

(a) Each payment of interest or other amounts by SGUSA to Marbis under this Agreement shall, except as otherwise required by Law, be made without withholding or deduction for or on account of any taxes.

(b) If any such taxes are required to be withheld or deducted from any such payment, SGUSA shall promptly give written notice thereof to Marbis and, subject to completion and delivery by Marbis of the forms, certificates, documents and other evidence referred to in Section 2.5(d) below, the amount of the payment due from SGUSA shall be increased to an amount which (after making any withholding or deduction for or on account of any taxes) leaves an amount equal to the Outstanding Amount.

(c) If a withholding or deduction of tax is required by law, SGUSA shall make any payment in connection with such withholding or deduction within the time allowed and in the minimum amount required by law, provided that if any penalties shall become payable or any interest shall accrue, SGUSA shall pay such penalties or interest when due to the appropriate tax authority. Within thirty (30) days of each payment of any taxes, penalties or interest, SGUSA shall deliver to Marbis a certified copy of an official receipt evidencing such payment.

(d) Marbis agrees to complete and deliver to SGUSA any form, certificate, document or other evidence reasonably requested by SGUSA and required by any relevant tax authority to secure an exemption from, or reduction in the rate of, any taxes in respect of which SGUSA is required to pay additional amounts pursuant to Section 2.5(a), provided, however, that Marbis shall not be obligated to complete and deliver any such form, certificate, document or other evidence requiring disclosure of information or statements that it considers to be confidential or disadvantageous to disclose.

3. INFORMATION RIGHTS

3.1 Initial Information Right

Promptly after the date hereof, SGUSA shall,

(a) at its own cost (i) make available to Marbis any and all information pertaining to the current status, process and timeline for the development, business planning, marketing and publishing of Ark SA, as well as (ii) any other information Marbis may reasonably request in connection with Ark SA; and

(b) Allow Marbis and its advisors to undertake site visits of the premises of Wildcard, upon reasonable notice and within usual business hours, to review information and original documents, and, either on site or per video conference, interview senior management of Wildcard involved in the development of Ark SA

(the review of documents, interviews and site visits under this Section 3.1, "**Due Diligence**").

Upon satisfactory conclusion of the Due Diligence, Marbis shall issue a due diligence confirmation notice ("**DD Confirmation Notice**") to SGUSA, such DD Confirmation Notice not to be unreasonably conditioned, delayed or withheld.

3.2 Recurring Information Rights

(a) SGUSA shall provide Marbis with regular updates and information, including underlying documents, relating to the ongoing development work relating to the Games.

(b) SGUSA shall no later than on the fifteenth (15th) Business Day after the last day of each calendar month provide Marbis with a statement of the monthly gross revenues generated in connection with Ark SA (provided that Section 2.1(a) applies), or in connection with Ark SE and the Games (provided that Section 2.1(b) applies), setting forth the respective revenue share payable to Marbis for the respective month (each a "**Revenue Statement**"). The obligations of SGUSA under this Section 3.2(b) shall commence with respect to revenues generated in the calendar month being the earlier of (i) such calendar month in which Ark SA is launched and officially released, and (ii) November 2023.

4. QUALIFIED SUBORDINATION

4.1 Subordination

To avoid illiquidity (*Zahlungsunfähigkeit*) of SGUSA within the meaning of section 17 German Insolvency Act and over-indebtedness (*Überschuldung*) of SGUSA within the meaning of section 19 German Insolvency Act, or any comparable Law in the jurisdictions applicable to SGUSA, Marbis hereby irrevocably declares vis-à-vis SGUSA that any claims for repayment of the Outstanding Amount as well as any other ancillary claims, are (i) subordinated in accordance with Section 19 para. 2 sent. 2 in conjunction with Section 39 para. 2 German Insolvency Act to all present and/ or future claims of SGUSA's creditors pursuant to Section 39 para. 1 nos. 1 through 5 German Insolvency Act, and (ii) rank ahead of any capital restitution claims of SGUSA's shareholders or any other creditor of SGUSA in the rank immediately behind the creditors pursuant to Section 39 para. 1 nos. 1 through 5 German Insolvency Act (collectively, "**Subordination**"). SGUSA shall be obliged to enter into appropriate intercreditor agreements with the other creditors to ensure that the requirements set forth under item (ii) of the preceding sentence regarding the rank of the claims of Marbis are complied with.

4.2 Claims Restriction

Marbis shall only be entitled to any repayment of the Repayment Amount as well as any other ancillary claims, if SGUSA is neither illiquid or over-indebted, nor would become or is threatened to become illiquid or over-indebted as a result of such payment (*Durchsetzungssperre*).

4.3 No Waiver

For the avoidance of doubt, the Subordination shall not operate or be construed as a waiver of any claims of Marbis under or in connection with this Agreement.

5. TERM; TERMINATION

5.1 Term

(a) This Agreement shall remain in full force and effect until all payment claims of any Party under this Agreement (including Marbis' claim for repayment of the Repayment Amount) have been finally settled in full.

(b) The provisions of Sections 4, 7 and 8 shall survive and continue to apply upon lapse of this Agreement.

5.2 Termination

(a) If, (i) SGUSA fails to materially comply with its obligations in connection with the Due Diligence, or (ii) upon conduct of the Due Diligence Marbis reasonably concludes that Ark SA (A) cannot be published within a reasonable time period despite the Funding, or (B) will fail to at least match the general- and technical quality standards set by Ark SE, Marbis may terminate this Agreement (which shall include the termination of Exclusivity and all other rights granted under Section 6), provided that such termination right shall lapse immediately after issuance of the DD Confirmation Notice, and further provided that the Principal Amount outstanding as of such date shall be due and payable from SGUSA to Marbis promptly upon receipt of a Notice of Termination.

(b) This Agreement may only be terminated for cause (*aus wichtigem Grund*). Such cause is given for the benefit of Marbis in particular in case of a material breach or non-compliance by SGUSA of or with any of its obligations arising under this Agreement and/or a Game Hosting Agreement (if such material breach or non-compliance remains uncured for 30 days following Marbis' written notice thereof to SGUSA), the solvent dissolution or winding-up of SGUSA, or the initiation of or legal proceedings or the actual necessity to initiate insolvency or comparable proceedings of any kind in respect of SGUSA. Marbis' right to terminate this Agreement pursuant to section 490 German Civil Code, *ie* the right to terminate this Agreement based on a significant deterioration of the financial situation of the borrower, is expressly excluded.

(c) Any termination pursuant to items (a) or (b) above shall be valid only if made in writing ("**Notice of Termination**").

(d) Sections 4, 7 and 8 shall survive any termination of this Agreement.

6. EXCLUSIVITY

6.1 Exclusivity regarding Games

(a) Subject to the satisfaction of the conditions of Section 6.1(c) below, for the period commencing on the date hereof and ending on the expiration of the seven (7) year anniversary of date hereof ("**Exclusivity Period**"), SGUSA hereby grants Marbis the exclusive, non-transferable, global, and irrevocable (i) right to (A) provide SGUSA (and its Affiliates) with official servers to host and run the Games and (B) rent out private servers and community servers (other than the Excepted Servers), (ii) license to use the server files, client keys, or any other, or other form of, data (collectively, "**Server Files**") in connection with (A) the administration and management of official servers, and (B) hosting and running the Games on private/community servers (but specifically excluding the servers which continue to host Ark SE in its current version, which shall be governed by Section 6.2), and (iii) license to host and run the Games on private/community servers, it being understood that Marbis

shall be entitled to provide the aforementioned services through, and sublicense the aforementioned license to, its Affiliates and/or third party subcontractors appointed by Marbis ("**Games Exclusivity**"). Marbis hereby accepts such grant.

(b) SGUSA shall procure that neither SGUSA nor any of its Affiliates nor any third party shall be furnished with, have access to, or use the Server Files pertaining to the Games to commercially rent official servers, or provide private and/or community servers. Notwithstanding the generality of the foregoing, SGUSA and its Affiliates and service partners may be furnished with, have access to, retain and/or use Server Files in connection with (i) running and hosting the Games on official servers exclusively provided by Marbis, and (ii) the development of the Games. SGUSA shall, and shall procure that such relevant Persons shall, not make use of such Server Files or data other than in strict compliance with the preceding sentence.

(c) The Games Exclusivity granted by SGUSA to Marbis is subject to the satisfaction of all of the following conditions (collectively, the "**Continuous Exclusivity Conditions**"):

(i) Such Games Exclusivity shall not apply to non-commercial, non-monetized servers owned by end-users themselves and for such end-users' own use ("**Excepted Servers**");

(ii) The commercial terms of Game Hosting Agreements shall at all times be materially similar to the then-prevailing industry terms for similar agreements; provided however that (A) to determine such terms (x) upon lapse of three (3) years after the date hereof, and (y) thereafter no more than once per year, SGUSA shall have the right to seek up to three (3) bids from third parties for game hosting services and (B) to the extent such third party bids contain commercial terms materially superior to the terms of the Game Hosting Agreements, SGUSA and Marbis shall enter into good faith negotiations regarding such terms of the Game Hosting Agreements with a view to matching the commercial terms of the bid most favorable to SGUSA, it being understood that the per server rental fee for the same specific server type (or comparable server type in terms of quality and performance) to be paid by SGUSA to Marbis under a Game Hosting Agreement shall not fall short of ninety-five (95) *per cent* of the relevant per server rental fee payable during the immediately preceding calendar year; and

(iii) Throughout the Exclusivity Period, the per server rental fee to be paid by SGUSA to Marbis for the same server type (or comparable server type in terms of quality and performance) shall not exceed one hundred five percent (105%) of the relevant per server rental fee payable during the immediately preceding calendar year.

6.2 Exclusivity regarding Ark SE

(a) Subject to the condition precedent that Ark SA has not been officially launched and released globally by 31 October 2023 ("**Ark SE Exclusivity Condition**"), and the Continuous Exclusivity Conditions (which shall apply to this Section 6.2 *mutatis mutandis*), in addition to the Games Exclusivity, from 1 November 2023 until the lapse of the Exclusivity Period, SGUSA hereby grants Marbis the sole and exclusive, non-transferable, global, and irrevocable (i) right to provide SGUSA (and its Affiliates) with official servers (but excluding Excepted Servers) to host and run Ark SE (as under the currently existing business relationship), (ii) license to use the Server Files in connection with (A) the administration and management of official servers leased to SGUSA (and its Affiliates), and (B) hosting and running Ark SE on private/community servers, and (iii) license to host and run the Games

on private/community servers, it being understood that Marbis shall be entitled to provide the aforementioned services through, and sublicense the aforementioned license to, its Affiliates and/ or third party subcontractors appointed by Marbis ("**Ark SE Exclusivity**", and together with the Games Exclusivity, "**Exclusivities**"). Marbis hereby accepts such grant.

(b) Subject to the occurrence of the Ark SE Exclusivity Condition, SGUSA shall procure that neither SGUSA nor any of its Affiliates nor any third party shall be furnished with, have access to, or use the Server Files pertaining to Ark SE to commercially rent official servers, or provide private and/or community servers (but excluding the Excepted Servers). Notwithstanding the generality of the foregoing, SGUSA and its Affiliates and/or service partners may be furnished with, have access to, retain and/or use Server Files in connection with (i) running and hosting Ark SE on official servers exclusively provided by Marbis, and (ii) the development of Ark SE. SGUSA shall, and shall procure that such relevant Persons shall, not make use of such Server Files or data other than in strict compliance with the preceding sentence.

(c) Subject to the occurrence of the Ark SE Exclusivity Condition, and to the extent, SGUSA has made Server Files pertaining to Ark SE available to third parties or the public with a view to the provision of official, private and/ or community servers, SGUSA shall promptly agree with Marbis on a notice to be sent by SGUSA or its Affiliates to businesses providing SGUSA and its Affiliates with official servers, or renting out private and/ or community servers to end-customers (but excluding the Excepted Servers), with respect to Ark SE that (i) SGUSA and its Affiliates intend to implement and/ or amend applicable terms of use such that the commercial use of the Server Files for Ark SE will no longer be permissible from a specific date (such date to be further agreed between SGUSA and Marbis, but in no event later than 31 December 2024), and (ii) that the right to commercially use further developments and/or publishments of Ark SE and Server Files for Ark SE is subject to an exclusivity agreement such that such third party will no longer be entitled, or granted a license, to provide official server for, or rent out private and/ or community servers to end-customers of, Ark SE.

6.3 Third Party Infringements

(a) SGUSA shall promptly (i) inform Marbis in writing if SGUSA becomes aware of any infringement of the scope of the Exclusivities ("**Infringement**") and provide Marbis with all relevant information relating thereto available to SGUSA and its Affiliates, and (ii) take all commercially reasonable action to ensure that the Infringement is promptly ceased and related damages or other payments are promptly recovered from the infringer.

(b) Marbis shall be solely entitled to any damages or other payments recovered from the infringer in connection with the Infringement. Upon Marbis' written request and subject to approval by SGUSA's counsel, (i) Marbis shall have the right to take legal action in lieu of SGUSA – whether in court or out of court – against an Infringement (ii) SGUSA shall, and shall procure that its Affiliates shall (A) issue any deed, declaration or other statement as may be reasonably required or helpful to confirm or perfect Marbis' right to take legal action against the Infringement, and (B) provide Marbis, at Marbis' cost, with any other reasonable assistance (e.g., as may be required to establish the existence of, ownership in or right to use the relevant rights).

6.4 Non-Circumvention of Exclusivity Rights

Prior to the lapse of the Exclusivity Period, without Marbis' explicit written consent, SGUSA shall not, and shall not agree to, directly or indirectly, (i) sell, transfer, confer to the benefit of a third party, or otherwise dispose of any of the rights granted to SGUSA under an Ark License Agreement, or (ii) terminate, transfer (including by operation of law), amend, modify, supplement, limit the scope of, or otherwise in a manner reasonably likely to be detrimental to the Exclusivities or their enforcement make any changes to, an Ark License Agreement; provided that Marbis' consent shall not be required to the extent the Exclusivities granted hereunder remain unaffected by such action.

7. COOPERATION; COMPLIANCE WITH LAWS

(a) Each Party undertakes to take, and shall procure that each of its Affiliates shall take, all commercially reasonable steps within its powers as another Party may from time to time require, including the obligation to issue any reasonably required deed, declaration or other statement, or to amend the terms and conditions of this Agreement and/or the Game Hosting Agreements, to secure to each other Party the full commercial benefit intended under this Agreement.

(b) The Parties shall take all action and measures and make all declarations (including entering into one or more separate data processing agreement and/or other agreements as necessary) to at all times comply with (i) applicable data protection laws, including the EU General Data Protection Regulation (Reg. EU 2016/679) and the German Federal Data Protection Act (*Bundesdatenschutzgesetz – BDSG*), and (ii) any other applicable regulatory Laws, requirements, conditions, and/ or standards, each of items (i) and (ii) as enacted, ratified or amended from time to time.

8. MISCELLANEOUS

8.1 No Set Off

Without Marbis' explicit written consent, SGUSA shall not be entitled to (i) set-off or net any rights and claims it may have against any rights or claims of Marbis under this Agreement or otherwise, or (ii) refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention, unless the rights or claims of SGUSA have been acknowledged in writing or have been confirmed by a final decision of the arbitral tribunal.

8.2 Costs and Expenses

Unless specifically stipulated otherwise herein, all costs and expenses in connection with this Agreement (including the costs of professional advisors) shall be borne by the Party incurring such costs and expenses.

8.3 Default Interest; Interest

Any failure by either Party to make any payment pursuant to this Agreement in accordance with the terms of this Agreement when due shall result in such Party's immediate default, without any overdue notice being required. If any Party is in default with any of its payment obligations under this Agreement, the amount in default shall bear interest from (and including) the respective due date until (but excluding) the date of receipt of payment at an interest rate of twelve *per cent* (12%) *per* annum.

Any default interest shall be simple, non-compounding, interest accruing from the relevant due date for payment until the payment is actually received and thereby settled in full in accordance with this Agreement on the basis of actually elapsed days in a 360-days' year (*act/360*).

8.4 Assignments; Third Party Beneficiaries

(a) Unless explicitly set forth in this Agreement, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that a Party shall be entitled to assign, delegate or otherwise transfer any rights, obligations or claims under this Agreement, as well as the Agreement *per se*, to any of its Affiliates. If and to the extent a Party assigns, delegates or otherwise transfers any of its rights, obligations or claims under this Agreement, such Party remains liable for any obligations under, or breach of, this Agreement by the relevant assignee. A Party shall promptly notify any assignment and the relevant assignee to the other Party.

(b) Neither this Agreement nor any provision contained in this Agreement confers or is intended to confer or shall be deemed to confer any rights or remedies upon, or operate to the benefit of, any Person or entity other than the Parties, unless otherwise explicitly provided for herein.

8.5 Nature of Agreement

(a) Nothing in this Agreement is intended to, or shall be construed to, create a partnership, joint venture or agency relationship between the Parties. The Parties agree that each is an independent contractor and neither Party will have the power to bind the other or to incur obligations on the other's behalf without such other Party's prior written consent. Nothing in this Agreement shall be construed as an obligation by either Party to enter into a contract, subcontract, or other business relationship with the other Party.

(b) Subject to Section 6, nothing in this Agreement shall limit either Party's or any of its respective Affiliates' right to carry out its (respective) business, including to, directly or indirectly, solicit, promote, sell and/or provide its products and services to any customers and/or third parties.

8.6 Confidentiality; Non-Solicitation

(a) The recipient will not disclose the discloser's Confidential Information, except to Affiliates, directors, officers, employees, agents, or professional advisors, on a need-to-know basis and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep Confidential Information confidential. The recipient shall ensure that those Persons use the Confidential Information only to exercise the rights and fulfill their respective obligations under this Agreement, and that they keep it confidential. The recipient may also disclose Confidential Information when required by Law after giving reasonable notice to the discloser and a reasonable opportunity for the discloser to challenge such disclosure, to the extent permitted by law. The recipient shall apply the same security measures and degree of care as the recipient applies to its own confidential information.

(b) Each Party acknowledges that the recipient of Confidential Information may, as of the date of disclosure of the relevant Confidential Information, be developing or may, in the future, develop proprietary information internally or receive proprietary information from third parties that may be similar to such Confidential Information. Nothing in this Agreement is intended to contain, or shall be construed as, a representation or inference that the recipient (or its Affiliates) shall not develop products, for itself or third parties, that compete with the

products, processes, systems or methods contemplated by the received Confidential Information, so long as the recipient (or any of its Affiliates) does not do so in breach of this Agreement and so long as the recipient independently develops such products without reference to or use of any Confidential Information.

(c) During the term of this Agreement and for a period of twelve (12) months upon expiry thereof, each Party shall refrain from any attempts to solicit, directly or indirectly, the service or employment of current or future employees, directors, officers, freelancers or temporary workers of the other Party, or to otherwise entice away such Persons, in each case without the prior written consent of such other Party.

(d) In case of a breach of the aforementioned non-solicitation obligation, breaching Party shall pay a contractual penalty to the other Party in an amount equal to six (6) months' gross salary of the solicited Person based on the gross salary or fee, as the case may be, payable to such Person immediately prior to the lapse of its contractual relationship with the non-breaching Party. The right to claim additional damages remains unaffected, it being understood that any payments of the aforementioned contractual penalty shall be deemed on account of such damages and reduce the incurred damages accordingly.

8.7 Taxes

Subject to Section 2.5, which shall take precedence over this Section 8.7,

(a) each Party shall be solely responsible for payment of any and all sales, use, excise, income, personal property, VAT or other taxes levied, imposed or assessed with respect to the respective Party's performance under this Agreement to the appropriate taxing authority prior to the time of such taxes becoming delinquent.

(b) Each Party shall indemnify and hold harmless the respective other Party in the event any taxing authority seeks to collect from such other Party any taxes required to be paid by the Party responsible pursuant to lit. (a) above.

8.8 Notices

(a) All notices, requests and other communications under this Agreement (including the forwarding of any Request for Services) shall be made in text form (including via email), unless this Agreement stipulates written form, in which case such notification must be signed by the respective Party and either delivered by hand, by courier or by pdf copy attached to an email, or executed by an electronic signature system such as DocuSign, in the English language and to the Person at the address set forth below, or such other address as designated by the respective Person to the other Person from time to time:

(i) If addressed to Marbis to

[redacted]

(ii) If addressed to SGUSA, to:

[redacted]

8.9 Governing Law; Jurisdiction

(a) This Agreement and the transactions contemplated hereby shall be governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to (i) the United Nations Convention on Contracts for the International Sale of Goods (CISG), and (ii) the German rules on conflict of laws.

(b) All disputes and claims arising out of or relating to this Agreement (including the validity thereof), or the Transaction shall be finally settled, under exclusion of any state court's competence, by arbitration in accordance with the Arbitration Rules of German Institution of Arbitration (*Deutsche Institution für Schiedsgerichtsbarkeit e.V.*) ("**Arbitration Institution**") as amended from time to time. The arbitral tribunal shall consist of three (3) arbitrators.

Marbis shall be entitled to elect one arbitrator; SGUSA shall be entitled to elect one arbitrator as well. The third arbitrator shall be appointed in accordance with the rules of the Arbitration Institution. The place of arbitration shall be Berlin, Germany. The language of the arbitral proceedings shall be English, provided that any documents provided to the arbitral tribunal may be in the English or German language. The right to obtain injunctive relief before state courts remains unaffected. The arbitral tribunal shall rule on the costs of the arbitral tribunal in accordance with Sections 91 para. 1 German Code of Civil Procedure, *ie* based on the merit of the asserted claims as per the tribunals judgement in relation to the aggregate value of the asserted claims. This arbitration agreement is governed by the laws of the Federal Republic of Germany, provided, however, that the German conflict of laws rules shall not apply.

(c) Each Party acknowledges and confirms that arbitration pursuant to Section 8.9(b) shall be the exclusive judicial remedy to settle any dispute or claims arising out of or relating to this Agreement or the transactions contemplated herein without recourse to the state courts, save for injunctive proceedings. Each Party hereby irrevocably and unconditionally waives trial by jury if courts of the United States of America should become involved in any dispute or claim which may arise out of or relating to this Agreement. Each Party further certifies and acknowledges that (i) no representative of any other Person has represented, expressly or otherwise, that such other Person would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such Person understands and has considered the implications of this waiver voluntarily, (iii) each such Person makes this waiver voluntarily, and (iv) each such Person has been induced to enter into this Agreement by, amongst others, the waivers and certifications in this Section 8.9(c).

8.10 Entire Agreement; Amendments and Waivers

(a) This Agreement (including its Preamble and all Annexes hereto) contains the entire agreement between the Parties with respect to the subject matter thereof and supersedes all prior agreements and understandings with respect thereto.

(b) Unless explicitly set forth otherwise in this Agreement, any provision of this Agreement (including this Section 8.10(b)) may be amended or waived only by written instrument executed by the Parties and explicitly referring to this Agreement, it being understood that any amendment or waiver executed via electronic signatures (*eg.* via DocuSign or comparable provider) shall be deemed to be in writing within the meaning of this Section 8.10(b).

(c) Failure to enforce any provision of, or claim or right under, this Agreement shall not constitute, and shall not be deemed, a waiver of such claim or right.

8.11 Compliance with applicable data protection laws

The Parties shall take all action and measures and make all declarations (including entering into one or more separate data processing agreement and/or other agreements as necessary) to at all times comply with applicable data protection laws, including the EU General Data Protection Regulation (Reg. EU 2016/679) and the German Federal Data Protection Act (*Bundesdatenschutzgesetz – BDSG*).

8.12 Severability

Should any provision of this Agreement be or become invalid or unenforceable, the validity or enforceability of the other provisions of this Agreement shall not be affected thereby. The invalid or unenforceable provision shall be substituted by a suitable and equitable provision which, to the extent permitted under applicable law, comes as close as possible to the economic intent of the invalid or unenforceable provision. The same shall apply *mutatis mutandis* in case of gaps (*Regelungslücken*). If any provision of this Agreement is invalid because of the scope of any time period or performance stipulated in this Agreement, a legally permissible time period or performance shall be deemed to have been agreed which comes as close as possible to the stipulated time period or performance. Section 139 German Civil Code shall be excluded.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Marbis GmbH

Karlsruhe, this 7/26/2023

[redacted]

Raphael Stange
Managing Director (*Geschäfsführer*)

Snail Games USA, Inc.

Culver City, USA, this 7/26/2023

[redacted]

Jim Tsai
Chief Executive Officer

* * * * * * *

ANNEX P(I)

Definitions

Throughout the Agreement, except where set forth otherwise, the following capitalized terms shall have the meanings ascribed to them, respectively, as follows:

"Affiliate"	means any Person (i) affiliated within the meaning of section 15 German Stock Corporation Act, regardless of whether such Person qualifies as entrepreneur or enterprise within the meaning of section 15 German Stock Corporation Act, and (ii) any related Person within the meaning of section 15 German Tax Act (*Abgabenordnung*) and (iii) any Person affiliated with such related Person, and such related Person's affiliates, and such affiliates' related Persons, in each case within the meanings of lit. (i) and (ii), respectively.
"Ark 1 License Agreement"	means the license agreement dated 20 September 2022 between SDE and SGUSA in relation to Ark SE and Ark SA, accessible under https://www.sec.gov/Archives/edgar/data/1886894/000110465922109030/tm2128835d14_ex10-12.htm, as amended from time to time in accordance with Section 6.4.
"Ark 2 License Agreement"	means the license agreement dated 27 April 2022 between SDE and SGUSA in relation to Ark 2, accessible under https://www.sec.gov/Archives/edgar/data/1886894/000110465922109030/tm2128835d14_ex10-5.htm, as amended from time to time in accordance with Section 6.4.
"Ark License Agreements"	means the Ark 1 License Agreement and the Ark 2 License Agreement.
"Confidential Information"	shall mean information that one Party (or any of its Affiliates) discloses to the other Party (or any of its Affiliates) under this Agreement, and that (i) contains confidential and/or proprietary data, (ii) is marked as confidential or (iii) would usually or typically be considered as confidential.
"German Civil Code"	means the German Civil Code (*Bürgerliches Gesetzbuch – BGB*) as in effect on the date hereof.
"German Civil Procedures Code"	means the German Civil Procedures Code (*Zivilprozessordnung - ZPO*) as in effect on the date hereof.
"German Commercial Code"	means the German Commercial Code (*Handeslgesetzbuch – HGB*) as in effect on the Signing Date.
"German Insolvency Code"	means the German Insolvency Code (*Insolvenzordnung – InsO*) as in effect on the date hereof.
"German Stock Corporation Act"	means the German Stock Corporation Act (*Aktiengesetz – AktG*) as in effect on the date hereof.

"German Tax Act"	means the German Tax Act (*Abgabenordnung - AO*) as in effect of the date hereof.
"Law"	means any federal, state, regional, county, local or other sovereign law, statute, ordinance (*Verwaltungsvorschrift*), directive (*Richtlinie*), regulation (*Verordnung*), code, judgement, constitution, edict, treaty or comparable binding rule of general applicability issued by any Governmental Authority.
"Person"	means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or other entity.
"USD"	means US Dollars or US Dollar, being the official currency of the United States of America.

Interpretation

(a) The headings of the Sections and sub-Sections contained in this Agreement are for convenience purposes only and shall not affect the interpretation of any of the provisions of this Agreement.

(b) Wherever a German term has been included in brackets and/or italics with respect to a certain English term, such German term shall be authoritative for the interpretation of the relevant English term throughout this Agreement.

(c) The terms "including", "in particular" or terms with comparable meanings shall be deemed followed by the words "without limitation".

(d) Capitalized terms defined in the singular have a comparable meaning when used in the plural, and *vice versa*.

(e) Where this Agreement requires a Party to "procure" an action or result, such Party assumes the full responsibility and liability that the relevant action is taken and the relevant result is achieved.

(f) Where this Agreement requires a Party to use "commercially reasonable efforts" such Party shall be required to take all reasonable and appropriate efforts from the perspective of a prudent businessperson.

(g) Where this Agreement requires a Party to "promptly" take action, such Party shall take all required actions without undue delay.

(h) For the purpose of this Agreement, unless explicitly stipulated otherwise herein, interest shall be calculated daily calculated on an actual days count based on a 360 days year (*act/360*). Any amounts of interest payable under or in connection with this Agreement shall be due and payable concurrently with the amount to which it relates.

(i) Except where otherwise specifically set forth in this Agreement, references to a specific time in this Agreement are references to local time in Berlin, Germany.

(j) Any references to any Person throughout this Agreement shall include any legal successor of such referenced Person.

* * * * * * *